Exhibit 99.1
KIMBALL INTERNATIONAL, INC. ANNOUNCES THIRD QUARTER FISCAL YEAR 2015 RESULTS
17% Top-Line Growth and Operational Improvements Drive Significant Increase in Operating Margin
JASPER, IN (May 5, 2015) - Kimball International, Inc. (NASDAQ: KBAL) today announced third quarter fiscal year 2015 net sales of $145.9 million and income from continuing operations of $4.9 million, or $0.13 per Class B diluted share.  Adjusted income from continuing operations for the third quarter of fiscal year 2015 was $5.3 million, or $0.14 per share, excluding charges related to a previously announced restructuring plan and the spin-off of the Company's Electronic Manufacturing Services segment.
Bob Schneider, Chairman and CEO, stated, “Our third quarter of fiscal year 2015 showed improvements in many areas. Normally the third quarter is our seasonally low quarter, but $145.9 million of sales this quarter was on par with sales in the first and second quarters of fiscal year 2015. Sales were up a strong 17% compared to the prior year third quarter, on increases within five of our six vertical markets. It is great to see broad-based improvement. Equally encouraging is our order backlog as of the end of the current year third quarter which is up 22% when compared to the order backlog last year at this time, and positions us well for top-line performance in the fourth quarter of fiscal year 2015. We are making nice progress in our journey to 8% operating income.”
On October 31, 2014, Kimball International spun off its Electronic Manufacturing Services segment. The following discussion excludes the results of the Electronic Manufacturing Services segment for all periods presented, except where indicated. All earnings per share figures represent Class B diluted earnings per share from continuing operations.
Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	March 31, 2015	March 31, 2014	Percent Change
Net Sales	$145,943	$125,108	17%
Gross Profit	$44,007	$36,617	20%
Gross Profit %	30.2%	29.3%
Selling and Administrative Expenses	$38,508	$37,692	2%
Selling and Administrative Expenses %	26.4%	30.2%
Restructuring Expense	$388	$0
Operating Income (Loss)	$5,111	$(1,075)	575%
Operating Income (Loss) %	3.5%	(0.9%)
Adjusted Operating Income (Loss) *	$5,725	$(661)	966%
Adjusted Operating Income (Loss) % *	3.9%	(0.5%)
Income (Loss) from Continuing Operations	$4,882	$(37)
Adjusted Income from Continuing Operations*	$5,273	$376	1,302%
Diluted Earnings Per Share from Continuing Operations	$0.13	$0.00
Adjusted Diluted Earnings Per Share from Continuing Operations *	$0.14	$0.01	1,300%
* Items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.

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Net sales in the third quarter of fiscal year 2015 increased 17% from the prior year third quarter, primarily driven by increases in the hospitality and other commercial vertical markets. Net sales for the hospitality vertical increased 36% over the prior year, fueled by strong sales of non-custom hospitality furniture, both on hotel renovations and new hotel construction. The other commercial vertical, which is the largest portion of our business focused on a broad variety of customers, increased 21% over the prior year third quarter on strong day-to-day and project business aided by new product and marketing initiatives.

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Orders received during the fiscal year 2015 third quarter increased 15% over the prior year third quarter. The other commercial, education, and healthcare vertical markets are experiencing increased demand in part driven by new products and marketing initiatives. Partially offsetting these increases was a decline in orders received in the finance vertical market.

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Third quarter gross profit as a percent of net sales increased 0.9 of a percentage point from the prior year third quarter. The increase was driven by price increases net of discounting, operational improvements, and strong cost controls which have enabled us to increase margins as sales volumes increase.

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Selling and administrative expenses in the third quarter of fiscal year 2015 declined as a percent of sales by 3.8 percentage points on leverage from higher sales volumes, but increased 2% in absolute dollars compared to the prior year. Higher commission expense related to the increased sales volumes and higher costs related to new product launches were partially offset by lower employee benefit expenses. Included in fiscal year 2015 third quarter selling and administrative expenses are $0.2 million of pre-tax costs related to the spin-off of Kimball Electronics, as compared to $0.4 million pre-tax spin-off costs in the prior year third quarter.

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Pre-tax restructuring costs in the third quarter of fiscal year 2015 totaled $0.4 million and were related to the Company's previously announced restructuring plan to consolidate its metal fabrication production from an operation located in Post Falls, Idaho, into existing production facilities in Indiana, and to sell a Company plane that was used primarily for management travel. Included in pre-tax restructuring costs this quarter was a $0.2 million pre-tax gain from the sale of the Company plane, which partially offsets impairment recognized earlier in fiscal year 2015.

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The Company's 10.5% effective tax rate for the third quarter of fiscal year 2015 was lower than the prior year third quarter effective tax rate of 96.4%. The current year third quarter effective tax rate was favorably impacted by $1.5 million ($0.04 per share) of releases of income tax reserves upon the expiration of statutes of limitation and tax accrual adjustments. The prior year third quarter included favorable tax adjustments of $0.4 million ($0.01 per share).

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Operating cash flow for the third quarter of fiscal year 2015 was a positive cash flow of $10.3 million compared to a positive cash flow of $19.8 million in the third quarter of the prior year. The prior year figures include Kimball Electronics' operating cash flows, as cash management was centralized prior to the spin-off.

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The Company's cash and cash equivalents declined to $50.0 million at March 31, 2015, compared to June 30, 2014 cash and cash equivalents of $136.6 million (inclusive of Kimball Electronics). The decline was primarily due to the transfer of $63.0 million of cash to the Kimball Electronics subsidiary as of the October 31, 2014 spin-off date, at which time Kimball Electronics began operation as an independent company.

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The Company recently began to repurchase its shares pursuant to a previously announced stock repurchase program which allows for the repurchase of up to two million shares. During the third quarter, the Company acquired 316,000 shares of common stock at an aggregate purchase price of $3.1 million. Additionally the Company has paid $5.7 million of dividends to shareholders during fiscal year 2015, for a total year-to-date capital return to shareholders of $8.8 million.

Since the spin-off of the Electronics Manufacturing Services segment on October 31, 2014, the Company has taken significant steps to grow shareholder value as a furniture-focused company, including an announced restructuring resulting in the eventual closing of its Post Falls, Idaho manufacturing facility, following a transition of work to Company-owned facilities in southern Indiana, as well as the sale of a corporate jet focused on management usage. The sale of the corporate jet was completed during the Company’s third quarter.
Guidance
The consolidation of the Idaho manufacturing facility into other operations in southern Indiana is progressing according to plan with completion of the plan anticipated by September 2016. Estimated savings resulting from the consolidation activities are expected to be approximately $5 million annually thereafter. When the restructuring is complete and the savings are fully realized beginning in the quarter ending December 31, 2016, the Company expects operating income as a percent of net sales to be in the range of 7% to 8% for that quarter. Net sales in that quarter are expected to be in the range of $170 million to $180 million; operating income is expected in the range of $12 million to $14 million; the effective tax rate is expected to range from 35% to 38%; and earnings per diluted share are expected to range from $0.20 to $0.24. At 8% operating income, return on capital would approach 20%, which is among the best in the office furniture industry.
Mr. Schneider concluded, “In our continuing effort to provide more transparent disclosures, we are providing guidance related to timing for the substantial completion of our restructuring actions and the resulting expected improvement in our operating income. Our team is very focused on significantly improving the profitability of Kimball with the successful exit of our Idaho facility being a significant component of reaching our 8% operating income goal.”

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release include 1) operating income (loss) excluding spin-off expenses and restructuring charges, 2) income (loss) from continuing operations excluding spin-off expenses and restructuring charges, and 3) diluted earnings (loss) per share from continuing operations excluding spin-off expenses and restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. Management believes it is useful for investors to understand how its core operations performed without spin-off expenses and costs incurred in executing its restructuring plans. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, the successful completion of the restructuring plan, our ability to fully realize the expected benefits of the spin-off and restructuring plan, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2014 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	May 6, 2015
Time:	11:00 AM Eastern Time
Dial-In #:	877-280-4961 (International Calls - 857-244-7318)
Pass Code:	Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call.

About Kimball International, Inc.
Kimball International, Inc. is a leading manufacturer of design driven, technology savvy, high quality furnishings sold under the Company’s family of brands: National Office Furniture, Kimball Office and Kimball Hospitality. Our diverse portfolio provides solutions for the workplace, learning, healing and hospitality environments. Customers can access our products globally through a variety of distribution channels.  Recognized with a reputation for excellence as a trustworthy company by Forbes, Kimball International is committed to a high performance culture that is committed to sound ethics, continuous improvement and social responsibility. To learn more about Kimball International, Inc. (NASDAQ: KBAL) visit www.kimball.com.
"We Build Success"

Financial highlights for the third quarter ended March 31, 2015 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	March 31, 2015		March 31, 2014
Net Sales	$145,943	100.0%	$125,108	100.0%
Cost of Sales	101,936	69.8%	88,491	70.7%
Gross Profit	44,007	30.2%	36,617	29.3%
Selling and Administrative Expenses	38,508	26.4%	37,692	30.2%
Restructuring Expense	388	0.3%	0	0.0%
Operating Income (Loss)	5,111	3.5%	(1,075)	(0.9%)
Other Income, net	345	0.2%	39	0.1%
Income (Loss) from Continuing Operations Before Taxes on Income	5,456	3.7%	(1,036)	(0.8%)
Provision (Benefit) for Income Taxes	574	0.4%	(999)	(0.8%)
Income (Loss) from Continuing Operations	4,882	3.3%	(37)	0.0%
Income from Discontinued Operations, Net of Tax	0	0.0%	7,245	5.8%
Net Income	$4,882	3.3%	$7,208	5.8%

Earnings Per Share of Common Stock:
Basic from Continuing Operations	$0.13		$0.00
Diluted from Continuing Operations	$0.13		$0.00
Basic	$0.13		$0.19
Diluted	$0.13		$0.19

Average Number of Total Shares Outstanding
Basic	38,747		38,437
Diluted	39,115		38,437

(Unaudited)	Nine Months Ended
(Amounts in Thousands, except per share data)	March 31, 2015		March 31, 2014
Net Sales	$441,807	100.0%	$405,959	100.0%
Cost of Sales	304,021	68.8%	281,290	69.3%
Gross Profit	137,786	31.2%	124,669	30.7%
Selling and Administrative Expenses	125,435	28.4%	122,606	30.2%
Restructuring Expense	3,723	0.8%	0	0.0%
Operating Income	8,628	2.0%	2,063	0.5%
Other Income, net	273	0.0%	1,691	0.4%
Income from Continuing Operations Before Taxes on Income	8,901	2.0%	3,754	0.9%
Provision for Income Taxes	2,503	0.6%	694	0.1%
Income from Continuing Operations	6,398	1.4%	3,060	0.8%
Income from Discontinued Operations, Net of Tax	9,157	2.1%	22,553	5.5%
Net Income	$15,555	3.5%	$25,613	6.3%

Earnings Per Share of Common Stock:
Basic from Continuing Operations	$0.17		$0.08
Diluted from Continuing Operations	$0.17		$0.08
Basic	$0.40		$0.67
Diluted	$0.40		$0.66

Average Number of Total Shares Outstanding
Basic	38,773		38,394
Diluted	39,102		38,838

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
(Unaudited)	March 31,
(Amounts in Thousands)	2015	2014
Net Cash Flow provided by Operating Activities	$12,021	$64,850
Net Cash Flow used for Investing Activities	(23,147)	(22,812)
Net Cash Flow used for Financing Activities	(74,270)	(7,556)
Effect of Exchange Rate Change on Cash and Cash Equivalents	(1,260)	264
Net (Decrease) Increase in Cash and Cash Equivalents	(86,656)	34,746
Cash and Cash Equivalents at Beginning of Period	136,624	103,600
Cash and Cash Equivalents at End of Period	$49,968	$138,346

The above figures include Kimball Electronics cash flows through the October 31, 2014 spin-off date, as cash management was centralized prior to the spin-off.

	(Unaudited)
Condensed Consolidated Balance Sheets	March 31, 2015	June 30, 2014
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$49,968	$136,624
Receivables, net	44,692	175,695
Inventories	34,675	140,475
Prepaid expenses and other current assets	33,384	46,998
Property and Equipment, net	91,249	188,833
Goodwill	0	2,564
Other Intangible Assets, net	2,647	4,191
Other Assets	15,387	26,766
Total Assets	$272,002	$722,146

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$27	$25
Accounts payable	55,650	174,436
Dividends payable	1,947	1,883
Accrued expenses	49,740	77,256
Long-term debt, less current maturities	244	268
Other	18,191	26,745
Share Owners' Equity	146,203	441,533
Total Liabilities and Share Owners' Equity	$272,002	$722,146

The June 30, 2014 balance sheet includes Kimball Electronics. The March 31, 2015 balance sheet represents continuing operations only.

Supplementary Information
Components of Other Income, net	Three Months Ended		Nine Months Ended
(Unaudited)	March 31,		March 31,
(Amounts in Thousands)	2015	2014	2015	2014
Interest Income	$61	$36	$151	$144
Interest Expense	(6)	(6)	(18)	(19)
Foreign Currency/Derivative Gain (Loss)	2	(40)	(40)	(56)
Gain on Supplemental Employee Retirement Plan Investment	353	187	519	2,041
Other Non-Operating Expense	(65)	(138)	(339)	(419)
Other Income, net	$345	$39	$273	$1,691

Net Sales by End Market Vertical
	Three Months Ended			Nine Months Ended
	March 31,			March 31,
(Amounts in Millions)	2015	2014	% Change	2015	2014	% Change
Education	$7.9	$6.4	23%	$28.5	$30.0	(5%)
Finance	13.1	16.4	(20%)	42.0	48.2	(13%)
Government	18.6	17.3	8%	73.1	65.1	12%
Healthcare	14.5	13.1	11%	43.9	44.9	(2%)
Hospitality	42.0	30.9	36%	102.7	88.3	16%
Other Commercial	49.8	41.0	21%	151.6	129.5	17%
Total Net Sales	$145.9	$125.1	17%	$441.8	$406.0	9%

Orders Received by End Market Vertical
	Three Months Ended			Nine Months Ended
	March 31,			March 31,
(Amounts in Millions)	2015	2014	% Change	2015	2014	% Change
Education	$8.2	$4.9	67%	$26.5	$23.1	15%
Finance	13.2	16.6	(20%)	42.2	48.7	(13%)
Government	18.8	18.8	0%	71.1	66.6	7%
Healthcare	15.3	12.9	19%	45.9	42.7	7%
Hospitality	23.1	21.6	7%	105.5	89.6	18%
Other Commercial	52.3	39.0	34%	160.7	133.2	21%
Total Orders Received	$130.9	$113.8	15%	$451.9	$403.9	12%

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income (Loss) excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended
	March 31,
	2015	2014
Operating Income (Loss), as reported	$5,111	$(1,075)
Add: Pre-tax Spin-off Expenses	226	414
Add: Pre-tax Restructuring Charges	388	0
Adjusted Operating Income (Loss)	$5,725	$(661)

Income (Loss) from Continuing Operations excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended
	March 31,
	2015	2014
Income (Loss) from Continuing Operations, as reported	$4,882	$(37)
Add: After-tax Spin-off Expenses	155	413
Add: After-tax Restructuring Charges	236	0
Adjusted Income from Continuing Operations	$5,273	$376

Diluted Earnings Per Share from Continuing Operations excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended
	March 31,
	2015	2014
Diluted Earnings Per Share from Continuing Operations, as reported	$0.13	$0.00
Add: Impact of Spin-off Expenses	0.00	0.01
Add: Impact of Restructuring Charges	0.01	0.00
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.14	$0.01